UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2017

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36641	20-7273918
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3 University Plaza Drive, Suite 320
Hackensack, NJ	07601
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On February 26, 2017, the Board of Directors (the “Board”) of Brainstorm Cell Therapeutics Inc. (the “Company”) increased the size of the Board by two members and elected Dr. June S. Almenoff and Arturo O. Araya to serve as independent directors of the Company, effective February 26, 2017.  Dr. Almenoff and Mr. Araya were each elected to serve until their respective term expires at the Company’s next annual meeting of stockholders to be held in 2017 and until their respective successor is duly elected and qualified, or until their earlier death, resignation or removal.

There are no understandings or arrangements between Dr. Almenoff and any other person pursuant to which she was selected to serve as a director of the Company and there are no reportable transactions under Item 404(a) of Regulation S-K.  Dr. Almenoff will receive the following compensation for her service on the Board: an annual cash award in the amount of $30,000, paid in biannual installments. Dr. Almenoff will not receive annual director awards under the Company’s Second Amended and Restated Director Compensation Plan (the “Director Compensation Plan”), but in the event that Dr. Almenoff serves as a member of any committee of the Board she will be entitled to committee compensation under the Director Compensation Plan. Dr. Almenoff has not been appointed to any Board committee at this time.

There are no understandings or arrangements between Mr. Araya and any other person pursuant to which he was selected to serve as a director of the Company and there are no reportable transactions under Item 404(a) of Regulation S-K.  Mr. Araya will receive the following compensation for his service on the Board: an annual cash award in the amount of $12,500, paid in biannual installments, and an annual restricted stock award (the “Grant”) valued at $12,500 on the date of grant, as determined based on the closing price of the Company’s common stock at the end of normal trading hours on the date of grant, or the previous closing price in the event the grant date does not fall on a business day. The Grant will vest in 12 consecutive, equal monthly installments commencing on the one month anniversary of the date of grant, until fully vested on the first anniversary of the date of grant, provided Mr. Araya remains a director of the Company on each such vesting date.  Mr. Araya will not receive annual director awards under the Director Compensation Plan, but in the event that Mr. Araya serves as a member of any committee of the Board he will be entitled to committee compensation under the Director Compensation Plan. Mr. Araya has not been appointed to any Board committee at this time.

On February 27, 2017, the Company issued a press release announcing the election of Dr. Almenoff and Mr. Araya to the Company’s Board of Directors, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated February 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINSTORM CELL THERAPEUTICS INC.

Date: March 2, 2017	By:	/s/ Chaim Lebovits
Chaim Lebovits
Chief Executive Officer and President